Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other reporting persons on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value of $0.001 per share, of Qunar Cayman Islands Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: April 1, 2016
M Strat Holdings, L.P.

	By:	M Strat Holding GP, Ltd.
Its General Partner

	By:	/s/ David Bree
Name: David Bree
Capacity: Director

M Strat Holdings GP, Ltd.

	By:	/s/ David Bree
Name: David Bree
Title: Director